Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:
Mel Stephens
(248) 447-1624

Media:
Andrea Puchalsky
(248) 447-1651

Lear Reports Fourth-Quarter and Full-Year 2006 Results
and Provides 2007 Financial Guidance

          Southfield, Mich., January 25, 2007 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating, electronics and electrical distribution systems, today reported financial results for the fourth quarter and full year of 2006 and provided financial guidance for 2007.

Fourth-Quarter Highlights:

•	Reported net sales of $4.3 billion

•	Achieved positive free cash flow of $254 million

•	Agreement to transfer North American Interior business to joint venture

•	Completed offering of $900 million in new senior notes

•	Hyundai seating plant honored as Assembly Plant of the Year

          For the fourth quarter of 2006, Lear reported net sales of $4.3 billion and a pretax loss of $635.9 million, including a loss of $607.3 million related to the divestiture of the Interior business, restructuring costs of $42.5 million and a loss on the extinguishment of debt of $48.5 million. For the fourth quarter of 2005, Lear reported net sales of $4.4 billion and a pretax loss of $346.1 million. Excluding the loss on divestiture, restructuring costs and other special items, Lear had pretax income of $63.2 million in the fourth quarter of 2006. This compares with pretax income before special items of $77.6 million in the same period a year earlier. A reconciliation of pretax income excluding the loss on divestiture, restructuring costs and other special items to pretax loss as determined by generally accepted accounting principles is provided in the supplemental data pages.

          The decline in net sales for the quarter reflects primarily lower production in North America and the divestiture of Lear’s European Interior business. Operating results also declined, reflecting the lower production, offset in part by the addition of new business and cost improvements.

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          Lear reported a net loss of $645.0 million, or $8.90 per share, including the loss on divestiture, restructuring costs and other special items, for the fourth quarter of 2006. This compares with a net loss of $602.6 million, or $8.97 per share, including special items, for the fourth quarter of 2005.

          Fourth-quarter free cash flow was $254.4 million, compared with $46.0 million in the fourth quarter of 2005. The improvement reflects primarily lower capital spending and the timing of commercial recoveries. (Net cash provided by operating activities was $179.2 million and $332.0 million in the fourth quarters of 2006 and 2005, respectively. A reconciliation of free cash flow to net cash provided by operating activities is provided in the supplemental data pages.)

          During the quarter, the Company made important progress on strategic priorities by reaching an agreement to transfer its North American Interior business to the International Automotive Components – North America joint venture (IAC North America) in return for a 25% equity stake. Lear also successfully completed the offering of $900 million in senior notes and the subsequent tender offer for substantially all of its outstanding 2008 and 2009 senior notes. In addition, Lear maintained its quality and customer service momentum and received several awards of recognition, including Assembly Plant of the Year by Assembly magazine for its Hyundai seating plant in Montgomery, Alabama.

2006 Full-Year Results

          For the full-year 2006, Lear reported record net sales of $17.8 billion and a pretax loss of $655.5 million, including a loss of $636.0 million related to the divestiture of the Interior business, restructuring costs of $99.7 million and a fourth-quarter loss on the extinguishment of debt of $48.5 million. For 2005, Lear reported net sales of $17.1 billion and a pretax loss of $1,187.2 million. Excluding the loss on divestiture, restructuring costs and other special items, Lear had pretax income of $114.7 million in 2006. This compares with pretax income before special items of $96.6 million in 2005. A reconciliation of pretax income excluding the loss on divestiture, restructuring costs and other special items to pretax loss as determined by generally accepted accounting principles is provided in the supplemental data pages.

          Full-year net sales were up, reflecting primarily the addition of new business, partially offset by lower production in North America and unfavorable platform mix. Operating results improved, reflecting the addition of new business and ongoing cost and efficiency actions, largely offset by lower production in North America and unfavorable platform mix.

          “In a challenging environment last year, we improved our financial results for the full year, improved our liquidity position and took a number of important steps to reposition Lear for future success,” said Bob Rossiter, Lear Chairman and Chief Executive Officer. “We refocused our strategy to manage our business on a product-line basis. We increased our emphasis on new technology and innovation with our Core DimensionTM strategy. We also continued to make steady progress in diversifying our sales on a customer, regional and vehicle segment basis.”

          Lear reported a net loss of $707.5 million, or $10.31 per share, including the loss on divestiture, restructuring costs and other special items, for the full-year 2006. This compares with a net loss of $1,381.5 million, or $20.57 per share, including special items, in 2005.

          Free cash flow in 2006 was positive $115.7 million. This compares with negative free cash flow of $418.7 million in 2005. The improvement reflects primarily the non-recurrence of the one-time net negative impact of changes in customer payment terms, lower capital spending and the timing of commercial recoveries. (Net cash provided by operating activities was $285.3 million and $560.8 million in 2006 and 2005, respectively. A reconciliation of free cash flow to net cash provided by operating activities is provided in the supplemental data pages.)

Full-Year 2007 Guidance

          Summarized below is 2007 financial guidance for Lear’s core businesses. The guidance shown excludes results for Lear’s Interior business for the full year. On this basis, Lear expects 2007 worldwide net sales of approximately $15 billion, reflecting primarily the addition of new business globally and the positive impact of foreign exchange, partially offset by unfavorable platform mix.

          Lear anticipates 2007 income before interest, other expense, income taxes, restructuring costs and other special items (core operating earnings) to be in the range of $560 to $600 million. The improvement in core operating earnings reflects the addition of new business and cost improvements, offset in part by unfavorable platform mix.

          Restructuring costs in 2007 are estimated to be about $100 million.

          Interest expense is estimated to be in the range of $215 to $225 million. Pretax income before restructuring costs and other special items is estimated to be in the range of $270 to $310 million. Tax expense is expected to be between $100 and $120 million, depending on the mix of earnings by country.

          Capital spending in 2007 is estimated at approximately $250 million. Depreciation and amortization expense is estimated at about $310 million.

          Free cash flow is expected to be positive at about $225 million for the year.

          Key assumptions underlying Lear’s financial outlook include expectations for industry vehicle production of approximately 15.3 million units in North America and 19.2 million units in Europe. Lear continues to see production for the Big Three in North America being down slightly. In addition, we are assuming an exchange rate of $1.30/Euro.

          Lear will webcast its fourth-quarter earnings conference call through the Investor Relations link at http://www.lear.com at 8:00 a.m. EST on January 25, 2007. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-706-679-3323 (international). The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and will be available until February 8, 2007, with a Conference I.D. of 2434064.

          Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.8 billion in 2006, Lear ranks #127 among the Fortune 500. Lear’s world-class products are designed, engineered and manufactured by a diverse team of 104,000 employees at 275 facilities in 33 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.

Non-GAAP Financial Information

          In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “income before interest, other expense, income taxes, restructuring costs and other special items” (core operating earnings), “pretax income before loss on divestiture, restructuring costs and other special items” and “free cash flow” (each, a non-GAAP financial measure). Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

          Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings and pretax income before loss on divestiture, restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating earnings or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting in future periods.

          Core operating earnings, pretax income before loss on divestiture, restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

          For reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the supplemental data pages which, together with this press release, have been posted on the Company’s website through the Investor Relations link at http://www.lear.com. Given the inherent uncertainty regarding special items and the net change in sold accounts receivable in any future period, a reconciliation of forward-looking financial measures is not feasible. The magnitude of these items, however, may be significant.

Forward-Looking Statements

          This new release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers, fluctuations in the production of vehicles for which the Company is a supplier, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures, business realignment or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, raw material costs and availability, the Company’s ability to mitigate the significant impact of increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the finalization of the Company’s restructuring strategy and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In particular, the Company’s financial outlook for 2007 is based on several factors, including the Company’s current vehicle production and raw material pricing assumptions. The Company’s actual financial results could differ materially as a result of significant changes in these factors. In addition, the Company’s agreement to contribute essentially all of its North American Interior business to IAC North America is subject to various conditions, including the receipt of required third-party consents, as well as other closing conditions customary for transactions of this type. No assurances can be given that the proposed transaction will be consummated on the terms contemplated or at all.

          The forward-looking statements in this news release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Lear Corporation and Subsidiaries
Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended

	December 31, 2006	December 31, 2005

Net sales	$4,280.5	$4,397.3

Cost of sales	4,042.9	4,168.4
Selling, general and administrative expenses	152.8	146.0
Goodwill impairment charge on Interior business	—	342.8
Loss on divestiture of Interior business	607.3	—
Interest expense	52.3	45.1
Other expense, net	61.1	41.1

Loss before income taxes	(635.9)	(346.1)
Income taxes	9.1	256.5

Net loss	$(645.0)	$(602.6)

Basic and diluted net loss per share	$(8.90)	$(8.97)

Weighted average number of shares outstanding - basic and diluted	72.5	67.2

Lear Corporation and Subsidiaries
Consolidated Statements of Operations

(In millions, except per share amounts)

	Twelve Months Ended

	December 31, 2006	December 31, 2005

Net sales	$17,838.9	$17,089.2

Cost of sales	16,911.2	16,353.2
Selling, general and administrative expenses	646.7	630.6
Goodwill impairment charges on Interior business	2.9	1,012.8
Loss on divestiture of Interior business	636.0	—
Interest expense	209.8	183.2
Other expense, net	87.8	96.6

Loss before income taxes and cumulative effect of a change in accounting principle	(655.5)	(1,187.2)
Income taxes	54.9	194.3

Loss before cumulative effect of a change in accounting principle	(710.4)	(1,381.5)
Cumulative effect of a change in accounting principle	2.9	—

Net loss	$(707.5)	$(1,381.5)

Basic and diluted net loss per share
Loss before cumulative effect of a change in accounting principle	$(10.35)	$(20.57)
Cumulative effect of a change in accounting principle	0.04	—

Basic and diluted net loss per share	$(10.31)	$(20.57)

Weighted average number of shares outstanding - basic and diluted	68.6	67.2

Lear Corporation and Subsidiaries
Consolidated Balance Sheets

(In millions)

	December 31, 2006	December 31, 2005

ASSETS
Current:
Cash and cash equivalents	$502.7	$197.3
Accounts receivable	2,006.9	2,000.1
Inventories	581.5	595.6
Recoverable customer engineering and tooling	87.7	160.4
Current assets of business held for sale	427.8	607.7
Other	283.7	285.3

	3,890.3	3,846.4

Long-Term:
PP&E, net	1,471.7	1,614.7
Goodwill, net	1,996.7	1,939.8
Long-term assets of business held for sale	—	485.2
Other	491.8	402.3

	3,960.2	4,442.0

Total Assets	$7,850.5	$8,288.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$39.3	$23.4
Accounts payable and drafts	2,317.4	2,516.0
Accrued liabilities	1,099.3	1,008.6
Current liabilities of business held for sale	405.7	549.3
Current portion of long-term debt	25.6	9.4

	3,887.3	4,106.7

Long-Term:
Long-term debt	2,434.5	2,243.1
Long-term liabilities of business held for sale	48.5	27.6
Other	878.2	800.0

	3,361.2	3,070.7

Stockholders’ Equity	602.0	1,111.0

Total Liabilities and Stockholders’ Equity	$7,850.5	$8,288.4

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions, except content per vehicle and share data)

	Three Months Ended

	December 31, 2006	December 31, 2005

Net Sales
North America	$2,240.1	$2,474.3
Europe	1,591.8	1,564.0
Rest of World	448.6	359.0

Total	$4,280.5	$4,397.3

Content Per Vehicle *
North America	$623	$630
Total Europe	$339	$329

Free Cash Flow **
Net cash provided by operating activities	$179.2	$332.0
Net change in sold accounts receivable	154.3	(131.9)

Net cash provided by operating activities before net change in sold accounts receivable	333.5	200.1
Capital expenditures	(79.1)	(154.1)

Free cash flow	$254.4	$46.0

Depreciation and Amortization	$92.8	$102.5

Pretax income excluding loss on divestiture, restructuring and other special charges **
Pretax loss	$(635.9)	$(346.1)
Loss on divestiture of Interior business	607.3	—
Goodwill and fixed asset impairment charges	0.8	351.3
Costs related to restructuring actions	42.5	42.6
Loss on extinguishment of debt	48.5	—
Capital restructuring of joint ventures	—	29.8

	$63.2	$77.6

*	Content Per Vehicle for 2005 has been updated to reflect actual production levels.

**	See “Non-GAAP Financial Information” included in this news release.

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions, except content per vehicle and share data)

	Twelve Months Ended

	December 31, 2006	December 31, 2005

Net Sales
North America	$9,840.9	$9,231.7
Europe	6,426.2	6,542.6
Rest of World	1,571.8	1,314.9

Total	$17,838.9	$17,089.2

Content Per Vehicle *
North America	$646	$586
Total Europe	$335	$345

Free Cash Flow **
Net cash provided by operating activities	$285.3	$560.8
Net change in sold accounts receivable	178.0	(411.1)

Net cash provided by operating activities before net change in sold accounts receivable	463.3	149.7
Capital expenditures	(347.6)	(568.4)

Free cash flow	$115.7	$(418.7)

Depreciation and Amortization	$392.2	$393.4

Basic Shares Outstanding at end of year	76,251,990	67,186,806

Diluted Shares Outstanding at end of year ***	76,251,990	67,186,806

Pretax income excluding loss on divestiture, restructuring and other special charges **
Pretax loss	$(655.5)	$(1,187.2)
Loss on divestiture of Interior business	636.0	—
Goodwill and fixed asset impairment charges	12.9	1,095.1
Costs related to restructuring actions	99.7	102.8
Litigation charges	—	39.2
Loss on extinguishment of debt	48.5	—
Sale and capital restructuring of joint ventures	(26.9)	46.7

	$114.7	$96.6

*	Content Per Vehicle for 2005 has been updated to reflect actual production levels.

**	See “Non-GAAP Financial Information” included in this news release.

***

Diluted shares outstanding exclude shares related to outstanding convertible debt, as well as options, restricted stock units, performance units and stock appreciation rights, all of which were antidilutive.